EXHIBIT 10.9

IMMUCELL CORPORATION

2017 STOCK OPTION AND INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

ImmuCell Corporation, a Delaware corporation (hereinafter the “Company”), hereby grants to ____________ (the “Optionee”), pursuant to the Company’s 2017 Stock Option and Incentive Plan (hereinafter the “2017 Plan”), a copy of which is attached hereto as Exhibit A, an Incentive Stock Option (the “Option”) to purchase ___________(______) shares of common stock of the Company at the price of $ per share, such price being equal to the Fair Market Value (as defined in the 2017 Plan) of the common stock on the date hereof.

This Option is specifically subject to all of the terms and conditions of the 2017 Plan with the same force and effect as if fully set forth in this Option. In the event of any inconsistency or misunderstanding with respect to the terms of this Option, as compared with the provisions of the 2017 Plan, the provisions of the 2017 Plan shall control and prevail.

1. EXERCISE.

This Option may be exercised in full or in part pursuant to the procedures and requirements set forth in the 2017 Plan. This Option shall be exercisable according to the following schedule:

(i)______________________________; and

(ii)	In the event of a change in control of the Company, the Optionee’s right to purchase Shares subject to the Option shall vest immediately. For purposes of this clause, ‘change in control’ shall mean any one of the following events:

(a) Any person shall become beneficial owner, directly or indirectly, of securities representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding stock.

As used in this Paragraph 1. (ii) (a), ‘beneficial owner’ shall have the meaning ascribed to it from time to time under rules promulgated by the Securities and Exchange Commission pursuant to Section 13 (d) of the Securities Exchange Act of 1934, or any similar successor statute or rule and a ‘person’ shall include any natural person, corporation, partnership, trust, association, or any group or combination thereof, whose ownership of the Company stock would be reportable pursuant to such provision of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder;

(b) The Company’s stockholders approve (i) any consolidation or merger of the Company (other than a reincorporation or similar consolidation or merger not changing the stock ownership of the surviving or resulting entity from the stock ownership of the Company immediately prior to such transaction) in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company common stock would be converted into cash, securities or other property, or (ii) any sale, lease, exchange, liquidation or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

(c) Any other event which a majority of all the Company’s Directors who are not employees of the Company determines constitutes a change of control.

The purchase price for the shares purchased upon exercise of this Option shall be paid (i) in cash or certified check, or at the discretion of the Compensation and Stock Option Committee of the Board of Directors of the Company, (ii) by the delivery of shares of the Company’s common stock with a Fair Market Value at the time of exercise equal to the total option price, or (iii) by any combination of the methods described in (i) and (ii). As soon as practicable following an exercise of this Option by delivery to the Company of the exercise price, the Company shall provide the Optionee with a certificate for the shares being purchased. Such certificate shall have endorsed thereon any legends required under federal or state securities laws.

2. NON-TRANSFERABILITY.

Except as otherwise provided in the 2017 Plan, this Option is not transferable by the Optionee, and is exercisable only pursuant to the terms and limitations of the 2017 Plan.

3. TERMINATION OF OPTION.

Unless earlier terminated pursuant to the terms of the 2017 Plan, this Option shall terminate ten (10) years from the date hereof, on ____________, and may not be exercised after that date. If the Optionee’s employment by the Company shall terminate for any reason other than disability or death, his or her rights under this Option shall be governed by Section II.2.(c) (ii) of the 2017 Plan; if the Optionee’s employment by the Company shall terminate by reason of disability, his or her rights under this Option shall be governed by Section II.2. (c) (iii) of the 2017 Plan; and if the Optionee’s employment by the Company shall terminate by death, his or her rights under this Option shall be governed by Section II.2 (c) (iv) of the 2017 Plan.

4. ACKNOWLEDGEMENT OF OPTIONEE.

The Optionee hereby accepts the grant of the foregoing Option and agrees to be bound by its terms and provisions. The Optionee further acknowledges receipt of a copy of the 2017 Plan, that he or she has read and understood the same, and agrees to be bound by its terms, conditions and restrictions.

5. DATE OF OPTION.

The Option is granted as of ______________.

IMMUCELL CORPORATION

By:
Its:	President and Chief Executive Officer

Optionee